As filed with the Securities and Exchange Commission on March 24, 2025

Registration Statement File No. 333-255599

Registration Statement File No. 333-268308

Registration Statement File No. 333-272732

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-255599)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-268308)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-272732)

UNDER

THE SECURITIES ACT OF 1933

ENDEAVOR GROUP HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-3340169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9601 Wilshire Boulevard, 3rd Floor Beverly Hills, California	90210
(Address of Principal Executive Offices)	(Zip Code)

Endeavor Group Holdings, Inc. 2021 Incentive Award Plan

(Full title of the plan)

Jason Lublin

Chief Financial Officer

Endeavor Group Holdings, Inc.

9601 Wilshire Boulevard, 3rd Floor

Beverly Hills, CA 90210

(Name and address of agent for service)

(310) 285-9000

(Telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill, Esq.	Seth Krauss, Esq.
Michael V. Anastasio, Esq.	Chief Administrative Officer & Senior Counsel to the Board
Benjamin J. Cohen, Esq.	of Directors and Senior Management
Ellen Smiley, Esq.	Robert Hilton, Esq.
Latham & Watkins LLP	Senior Vice President, Deputy General Counsel &
1271 Avenue of the Americas	Corporate Secretary
New York, NY 10020	Endeavor Group Holdings, Inc.
(212) 906-1200	11 Madison Avenue
New York, NY 10010
(212) 585-5100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Endeavor Group Holdings, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Registrant Class A Common Stock”), registered but unsold under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, dividends, recapitalizations or other capital adjustments taken in the interim):

•

Registration Statement on Form S-8 (Registration File No. 333-255599), which was filed with the Commission on April 29, 2021, pertaining to the registration of 63,000,000 shares of Registrant Class A Common Stock under the Endeavor Group Holding Inc. 2021 Incentive Award Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-268308), which was filed with the Commission on November 10, 2022, pertaining to the registration of 7,414,203 shares of Registrant Class A Common Stock under the Endeavor Group Holding Inc. 2021 Incentive Award Plan; and

•

Registration Statement on Form S-8 (Registration File No. 333-272732), which was filed with the Commission on June 16, 2023, pertaining to the registration of 4,000,000 shares of Registrant Class A Common Stock under the Amended and Restated Endeavor Group Holding Inc. 2021 Incentive Award Plan.

On April 2, 2024, the Registrant entered into an Agreement and Plan of Merger with Endeavor Manager, LLC, a Delaware limited liability company and subsidiary of the Registrant (“Manager”), Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of Manager and indirect subsidiary of the Registrant (“OpCo”), Endeavor Executive Holdco, LLC, a Delaware limited liability company, Endeavor Executive II Holdco, LLC, a Delaware limited liability company, Endeavor Executive PIU Holdco, LLC, a Delaware limited liability company, Wildcat EGH Holdco, L.P., a Delaware limited partnership (“Holdco Parent”), Wildcat OpCo Holdco, L.P., a Delaware limited partnership (“OpCo Parent” and, together with Holdco Parent, the “Parent Entities”), Wildcat PubCo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat Manager Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Company Merger Sub (“Manager Merger Sub”) and Wildcat OpCo Merger Sub, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub”), providing for, among other things, (a) the merger of OpCo Merger Sub with and into OpCo, with OpCo surviving the merger, collectively owned, directly or indirectly, by OpCo Parent, Manager and certain holders of equity interests in the Registrant and OpCo that entered into rollover agreements with the Parent Entities (each, a “Rollover Holder”) (the “OpCo Merger”), (b) immediately following the OpCo Merger, the merger of Manager Merger Sub with and into Manager, with Manager surviving the merger as a wholly-owned subsidiary of the Registrant (the “Manager Merger”) and (c) immediately following the Manager Merger, the merger of Company Merger Sub with and into the Registrant, with the Registrant surviving the Company Merger collectively owned, directly or indirectly, by Holdco Parent and certain Rollover Holders (the “Company Merger” and, together with the OpCo Merger and the Manager Merger, the “Mergers”). Each Merger became effective on March 24, 2025, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Company Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant Class A Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes and withdraws from registration any and all of the Registrant Class A Common Stock registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on March 24, 2025.

ENDEAVOR GROUP HOLDINGS, INC.

By:	/s/ Jason Lublin
	Name:	Jason Lublin
	Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.